Exhibit 12.1
                               INTEL CORPORATION
                   STATEMENT SETTING FORTH THE COMPUTATION
                   OF RATIOS OF EARNINGS TO FIXED CHARGES

                                (in millions)


                                                     Nine Months Ended
                                                    Sept 30,    Oct. 1,
                                                      1995       1994
                                                    ------      ------
Income before taxes                                 $4,298      $3,018

Add - Fixed charges net of capitalized interest         31          43
                                                    ------      ------
Income before taxes and fixed charges
  (net of capitalized interest)                     $4,329      $3,061
                                                    ------      ------
Fixed charges:

Interest                                            $   24      $   36

Capitalized interest                                    32          17

Estimated interest component of
  rental expense                                         7           7
                                                    ------      ------
Total                                               $   63      $   60
                                                    ======      ======
Ratio of earnings before taxes and fixed
  charges, to fixed charges                           68.7        51.0